Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

Near Intelligence, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registere (1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	6,257,269	$1.66	$10,387,066.54	$110.20 per $1,000,000	$1,144.65
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	2,742,731	$1.66	$4,552,933.46	$110.20 per $1,000,000	$501.73
Total Offering Amounts					$14,940,000.00		$1,646.38
Total Fee Offsets							$0.00
Net Fee Due							$1,646.38

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered under the Registration Statement on Form S-8 (the “Registration Statement”) to which this exhibit relates also includes an indeterminable number of shares of common stock, par value $0.0001 per share (“Common Stock”), of Near Intelligence, Inc. (the “Company”) as may be issued in connection with stock splits, stock dividends or similar transactions.

(2)	The Registration Statement registers (i) 6,257,269 shares of Common Stock issuable pursuant to the Near Intelligence, Inc. 2023 Equity Incentive Plan (the “2023 Plan”), including shares of Common Stock that may become available for issuance under the 2023 Plan upon the forfeiture, expiration or cancellation of awards under the 2023 Plan, and (ii) 2,742,731 shares of Common Stock issuable upon the settlement of restricted stock units that were (A) previously outstanding under the Near Intelligence Holdings Inc. 2022 Employee Restricted Stock Unit Plan and (B) assumed and converted into restricted stock units granted under the 2023 Plan as “Substitute Awards” (as defined in the 2023 Plan) pursuant to the Agreement and Plan of Merger, dated as of May 18, 2022 (as amended on November 3, 2022, December 23, 2022, and January 17, 2023), by and among the Company, Paas Merger Sub 1 Inc., Paas Merger Sub 2 LLC and Near Intelligence Holdings Inc.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the Common Stock on June 2, 2023, as reported on the Nasdaq Global Market.